                                        EXHIBIT 11

                            ACCEPTANCE INSURANCE COMPANIES INC.
                              COMPUTATION OF INCOME PER SHARE
          for the three months and nine months ended September 30, 1994 and 1993
                           (in thousands, except per share data)
                                        (unaudited)

                                                  Three Months            Nine Months
                                               ------------------     --------------------
                                                 1994      1993         1994        1993
                                               --------  --------     --------    --------
PRIMARY EARNINGS PER SHARE:
  Net income                                   $ 6,326    $ 2,167    $  13,249    $ 5,434
  Adjustment for interest expense
    reduction and interest income
    from assumed proceeds                          527        597        1,690      1,821
  Adjusted net income                          $ 6,853    $  2,764   $  14,939    $ 7,255

  Weighted average number of shares
    outstanding                                  9,991      9,065        9,896      7,877
  Adjustment for shares issuable                 3,497      3,455        3,495      3,152
  Adjusted weighted average number of
    shares outstanding                          13,488     12,520       13,391     11,029


  Primary earning per share                    $   .51    $   .22    $    1.12    $   .66

FULLY DILUTED EARNINGS PER SHARE:
  Net income                                   $ 6,326    $ 2,167    $  13,249    $ 5,434
  Adjustment for interest expense
    reduction and interest income
    from assumed proceeds                          499        561        1,475      1,625
  Adjustment for addback of interest
    on convertible note                            -          -           -           239

  Adjusted net income                          $ 6,825    $ 2,728    $  14,724    $ 7,298

  Weighted average number of shares
    outstanding                                 10,231      9,193       10,136      7,920
  Adjustment for shares issuable                 3,449      3,408        3,434      3,153
  Adjustment for convertible note                 -          -            -           333

  Adjusted weighted average number of
    shares outstanding                          13,680     12,601       13,570     11,406

Fully diluted earnings per share               $   .50    $   .22    $    1.09    $   .64


(a)  As of September 30, 1994 and 1993, the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding.  Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.